EXHIBIT 99.1

JDS Uniphase Corporation

210 Baypointe Parkway

San Jose, CA

95134 USA

Tel 408 434-1800

Fax 408 954-0760

www.jdsunph.com

Contacts:

Kevin Kalkhoven

Co-Chairman and CEO

JDS Uniphase Corporation

408-434-1800

Charles J. Abbe

President and CEO

Optical Coating Laboratory, Inc.

707-525-7066

JDS UNIPHASE CORPORATION AND

OPTICAL COATING LABORATORY, INC. TO MERGE

Nepean, Ontario, San Jose, California and Santa Rosa, California - November 4, 1999 - JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) and Optical Coating Laboratory, Inc. (OCLI) (Nasdaq: OCLI), announced today the signing of a definitive agreement for the companies to merge in a transaction that will solidify their long-standing partnership.

The agreement provides for the exchange of 0.928 shares of JDS Uniphase common stock for each outstanding share of OCLI and is valued at approximately $2.8 billion. Closing of the transaction in the first calendar quarter of 2000 is anticipated, subject to certain closing conditions, including the obtaining of required clearances under the Hart-Scott-Rodino Antitrust Improvement Act, other governmental approvals and the consent of OCLI stockholders. Following completion of the transaction, OCLI will operate as a wholly owned subsidiary of JDS Uniphase.

OCLI is a leading manufacturer of optical thin film coatings and components used to control and enhance light propagation to achieve specific effects such as reflection, refraction, absorption and wavelength separation. This functionality is essential in the fiberoptic telecommunications industry as well as a number of other important markets. Optical thin film coating technology has become increasingly important as the demand for bandwidth continues to the drive the need of system manufacturers to increase the number of wavelengths in their wavelength division multiplexing (WDM) systems.

Since 1997, JDS Uniphase and OCLI have operated a successful contractual joint venture, under which OCLI contributed its expertise in optical thin film technology and products for certain WDM applications and JDS Uniphase contributed its expertise in the design, manufacture and marketing of such products. A logical successor to the joint venture, the announced merger will facilitate a more thorough collaboration on the full range of product opportunities needed to serve customers in the many markets where thin film technology provides value.

The integration of OCLI's world-class thin film coating capability and products are expected to expand JDS Uniphase product lines, speed up product development and provide JDS Uniphase with direct access to one of the key technologies for building the optical telecommunications networks of the future. In addition, the transaction will also unite OCLI's optical filter design and manufacturing capabilities with JDS Uniphase product design, manufacturing and market positions to provide seamless development and integration of existing and new products. The companies believe that the merger will enable them to work more rapidly with their customers throughout the lifecycle of projects from concept through development, manufacturing and deployment.

Kevin Kalkhoven, JDS Uniphase Co-Chairman and CEO stated, "As a market leader we must continually strive to be more responsive to our customers, while offering more effective solutions with higher functionality and greater value. We believe this merger will enable us to shorten our product development cycles and bring products more quickly to market."

Charles J. Abbe, OCLI CEO added, "By joining with JDS Uniphase, we expect to rapidly expand our effective filter manufacturing capacity and together accelerate our new product development by integrating with the product design, packaging technology and market access of JDS Uniphase. We expect that the broad technology and product capabilities of JDS Uniphase will also strengthen our offerings in our other strategic product markets."

Jozef Straus, JDS Uniphase Co-Chairman, President and COO commented, "Our joint venture has provided significant benefits for both parties and our customers, and we look forward to working together even more closely. The inclusion of OCLI into the JDS Uniphase family will be a key factor in enabling us to increase our manufacturing capacity to the levels that our customers are demanding and reduce our time to market for advanced new products."

JDS Uniphase is a high technology company that designs, develops, manufactures and distributes a comprehensive range of products for the growing fiberoptic communications market. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsunph.com.

OCLI is a worldwide leader in the manufacture of optical thin film coatings and components used to manage light. OCLI products control and enhance light to achieve specific effects such as reflection, refraction, absorption, separation, anti-glare and electrical conductivity. End market applications include fiber optic telecommunications, space satellites, computer monitors, flat panel displays, projection display systems, photocopiers, fax machines, scanners and medical and analytical instruments. Through its subsidiary, Flex Products, Inc., OCLI manufactures color shifting pigments for use on high value documents, such as currency, and as a special effects pigments for paint and other consumer products. More information about OCLI is available at www.ocli.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'should,' 'would,' 'will,' 'intends,' 'plans,' 'estimates,' 'anticipates,' and similar words. Such forward-looking statements include, but are not limited to, statements regarding the anticipated date of closing of the merger, the statement that the merger will facilitate a more thorough collaboration on the full range of product opportunities, the expectation as to the results of the integration of OCLI's product capability, the statement as to the seamless development and integration of products, the companies' belief that the merger will enable them to work more rapidly with customers, the belief that the merger will enable JDS Uniphase to shorten its product development cycles and bring products to market more quickly, the expectation as to the expansion of the size of filter manufacturing capacity and the acceleration of OCLI's new product development, the expectation as to strengthened offerings in other strategic markets, and the statement that the inclusion of OCLI into the JDS Uniphase family will be a key factor in enabling an increase in manufacturing capacity and a reduction of time to market for advanced new products. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, factors discussed from time to time in reports filed by JDS Uniphase Corporation and OCLI with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and neither JDS Uniphase Corporation nor OCLI assumes any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

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